EXHIBIT 14

CODE OF ETHICS AND BUSINESS CONDUCT
Ethics Policy
The policy of the Company is to comply with all governmental laws, rules, and regulations applicable to its business.
The Ethics policy does not stop there. Even where the law is permissive, the Company chooses the course of highest integrity. Local customs, traditions, and values differ from place to place, and this must be recognized. But honesty is not subject to criticism in any culture. Shades of dishonesty simply invite demoralizing and reprehensible judgments. A well-founded reputation for scrupulous dealing is itself a priceless corporate asset.
The Company cares how results are obtained, not just that they are obtained. Directors, officers, and employees should deal fairly with each other and with our suppliers, customers, competitors, and other third parties.
The Company expects compliance with its standard of integrity throughout the organization and will not tolerate employees who achieve results at the cost of violation of law or who deal unscrupulously. The Company’s directors and officers support, and expect employees to support, any employee who passes up an opportunity or advantage that would sacrifice ethical standards.
It is our policy that all transactions will be accurately reflected in its books and records. This, of course, means that falsification of books and records and the creation or maintenance of any off-the-record bank accounts are strictly prohibited. Employees are expected to record all transactions accurately in the Company’s books and records, and to be honest and forthcoming with the Company’s internal and independent auditors.
The Company expects candor from employees at all levels and adherence to its policies and internal controls. One harm which results when employees conceal information from higher management or the auditors is that other employees think they are being given a signal that the Company’s policies and internal controls can be ignored when they are inconvenient. That can result in corruption and demoralization of an organization. The Company’s system of management will not work without honesty, including honest bookkeeping, honest budget proposals, and honest economic evaluation of projects.
It is our policy to make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with the United States Securities and Exchange Commission (or applicable regulatory bodies), and in other public communications. All employees are responsible for reporting material information known to them to higher management so that the information will be available to senior executives responsible for making disclosure decisions.
Conflicts of Interest Policy
It is the policy of the Company that directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Company. A conflict of interest can arise when a director, officer, or employee takes actions or has personal interests that may interfere with his or her objective and effective performance of work for the Company. For example, directors, officers, and employees are expected to avoid actual or apparent conflict in dealings with suppliers, customers, competitors, and other third parties. Directors, officers, and employees are expected to refrain from taking for themselves opportunities discovered through their use of corporate assets or through their positions with the Company. Consistent with the Insider Trading Policy, directors, officers, and employees are expected to avoid securities transactions based on material, nonpublic information learned through their positions with the Company. Directors, officers, and employees are expected to refrain from competing with the Company.

Corporate Assets Policy
It is the policy of the Company that directors, officers, and employees are expected to protect the assets of the Company and use them efficiently to advance the interests of the Company. Those assets include tangible assets and intangible assets, such as confidential information of the Company or personal information held by the Company. No director, officer, or employee should use or disclose at any time during or subsequent to employment or other service to the Company, without proper authority or mandate, personal or confidential information obtained from any source in the course of the Company’s business. Examples of confidential information include nonpublic information about the Company’s plans, earnings, financial forecasts, business forecasts, discoveries, competitive bids, technologies, and personnel.
Directorships Policy
It is the policy of the Company to restrict the holding by officers and employees of directorships in nonaffiliated, for-profit organizations and to prohibit the acceptance by any officer or employee of such directorships that would involve a conflict of interest with, or interfere with, the discharge of the officer's or employee's duties to the Company. Any officer or employee may hold directorships in nonaffiliated, nonprofit organizations, unless such directorships would involve a conflict of interest with, or interfere with, the discharge of the officer's or employee's duties to the Company or obligate the Company to provide support to the nonaffiliated, nonprofit organizations. Officers and employees may serve as directors of affiliated companies and such service may be part of their normal work assignments.
All directorships in public companies held by directors of the Corporation are subject to review and approval by the Board of Directors of the Corporation. In all other cases, directorships in nonaffiliated, for-profit organizations are subject to review and approval by the management of the Corporation as directed by the Chairman.
Procedures and Open Door Communication
The Company encourages employees to ask questions, voice concerns, and make appropriate suggestions regarding the business practices of the Company. Employees are expected to report promptly to management suspected violations of law, the Company’s policies, and the Company’s internal controls, so that management can take appropriate corrective action. The Company promptly investigates reports of suspected violations of law, policies, and internal control procedures.
Management is ultimately responsible for the investigation of and appropriate response to reports of suspected violations of law, policies, and internal control procedures. Internal Audit has primary responsibility for investigating violations of the Company’s internal controls, with assistance from others, depending on the subject matter of the inquiry. The persons who investigate suspected violations are expected to exercise independent and objective judgment.
Normally, an employee should discuss such matters with the employee's immediate supervisor. Each supervisor is expected to be available to subordinates for that purpose. If an employee is dissatisfied following review with the employee's immediate supervisor, that employee is encouraged to request further reviews, in the presence of the supervisor or otherwise. Reviews should continue to the level of management appropriate to resolve the issue.
Depending on the subject matter of the question, concern, or suggestion, each employee has access to alternative channels of communication, for example, the Finance Department; Internal Audit; the Human Resources Department; the Law Department; the Safety, Health and Environment Department; the Security Department; and the Treasurer's Department.
Suspected violations of law or the Company’s policies involving a director or executive officer, as well as any concern regarding questionable accounting or auditing matters, should be referred directly to the General Auditor of the Company. The Board Affairs Committee of the Board of Directors of the Company will initially review all issues involving directors or executive officers and will then refer all such issues to the Board of Directors of the Company.
Employees may also address communications to individual nonemployee directors or to the nonemployee directors as a group by writing them at Exxon Mobil Corporation, 22777 Springwoods Village Parkway, Spring, Texas 77389, U.S.A., or such other addresses as the Company may designate and publish from time to time.

Employees wishing to make complaints without identifying themselves may do so by telephoning 1-800-963-9966 or 1-346-335-6100, or by writing the Global Security Manager, Exxon Mobil Corporation, P. O. Box 7537, Spring, Texas 77387, U.S.A., or such other telephone numbers and addresses as the Company may designate and publish from time to time. All complaints to those telephone numbers and addresses concerning accounting, internal accounting controls, or auditing matters will be referred to the Audit Committee of the Board of Directors of the Company.
All persons responding to employees' questions, concerns, complaints, and suggestions are expected to use appropriate discretion regarding anonymity and confidentiality, although the preservation of anonymity and confidentiality may or may not be practical, depending on the circumstances. For example, investigations of significant complaints typically necessitate revealing to others information about the complaint and complainant. Similarly, disclosure can result from government investigations and litigation.
No action may be taken or threatened against any employee for asking questions, voicing concerns, or making complaints or suggestions in conformity with the procedures described above, unless the employee acts with willful disregard of the truth.
Failure to behave honestly, and failure to comply with law, the Company’s policies, and the Company’s internal controls may result in disciplinary action, up to and including separation.
No one in the Company has the authority to make exceptions or grant waivers to the Company’s foundation policies. It is recognized that there will be questions about the application of the policies to specific activities and situations. In cases of doubt, directors, officers, and employees are expected to seek clarification and guidance. In those instances where the Company, after review, approves an activity or situation, the Company is not granting an exception or waiver but is determining that there is no policy violation. If the Company determines that there is or would be a policy violation, appropriate action is taken.